As filed with the Securities and Exchange Commission on December 3, 2001
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ------------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

             ------------------------------------------------------

                             SIGA Technologies, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

             ------------------------------------------------------

                Delaware                                     13-3864870
     (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                      Identification No.)

                              420 Lexington Avenue
                                    Suite 620
                            New York, New York 10170
                                 (212) 672-9100

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

             ------------------------------------------------------
                               Thomas N. Konatich
                         Acting Chief Executive Officer
                             SIGA Technologies, Inc.
                              420 Lexington Avenue
                                    Suite 620
                            New York, New York 10170

                     (Name and Address of Agent For Service)

                                 (212) 672-9100
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                            Jeffrey J. Fessler, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                   (212) 872-8042 (Phone) (212) 872-8192 (Fax)

      Approximate date of commencement of proposed sale to the public: From time to time as determined by the Selling Stockholders.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                              Amount              Proposed             Proposed            Amount of
  Title of Securities To Be Registered         To Be          Maximum Offering    Maximum Aggregate       Registration
                                           Registered(1)    Price Per Share (2)   Offering Price (2)          Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value          1,275,000 shares           $2.15             $2,741,250              $655
----------------------------------------------------------------------------------------------------------------------------

      (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events.

      (2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for SIGA Technologies, Inc.'s common stock as reported on the Nasdaq SmallCap Market on November 27, 2001 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

   THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED
   WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE
    SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to completion, dated December 3, 2001

                                1,275,000 Shares

                             SIGA Technologies, Inc.

                                  Common Stock

                                -----------------

      Shares of common stock of SIGA Technologies, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling stockholders named in this prospectus. The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders but we will receive proceeds from the exercise of warrants held by the selling stockholders. Our shares are traded on the Nasdaq SmallCap Market under the symbol "SIGA." The last reported sale price for the shares on the Nasdaq SmallCap Market on November 30, 2001 was $2.20 per share.

                                -----------------

      Investing in the shares involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 4.

                                -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

                 The date of this prospectus is _______ __, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

About This Prospectus..........................................................1
Where You Can Find More Information............................................1
Forward-Looking Statements.....................................................2
About Siga Technologies, Inc...................................................3
Risk Factors...................................................................4
Use Of Proceeds...............................................................10
Selling Stockholders..........................................................11
Plan Of Distribution..........................................................12
Legal Matters.................................................................14
Experts.......................................................................14

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 1,275,000 shares of our common stock which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales but we will receive proceeds from the exercise of warrants held by the selling stockholders. We have agreed to pay the expenses incurred in registering the shares, including legal and accounting fees.

      The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

      This prospectus describes certain risk factors that you should consider before purchasing the shares. See "Risk Factors" beginning on page 4. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

      Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      1. Our Annual Report on Form 10-KSB for the year ended December 31, 2000.

      2. The description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Exchange Act, dated September 5, 1997, including any amendment or reports filed for the purpose of updating such description.

      3. Our Quarterly Report on Form 10-QSB for the three months ended March 31, 2001 filed on May 15, 2001.

      4. Our Amended Report on Form 10-QSB/A for the three months ended March 31, 2001 filed on June 25, 2001.

      5. Our Quarterly Report on Form 10-QSB for the three months ended June 30, 2001 filed on August 14, 2001.

      6. Our Current Report on Form 8-K filed on September 26, 2001.

      7. Our Quarterly Report on Form 10-QSB for the three months ended September 30, 2001 filed on November 14, 2001.

      This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_____). You may request a free copy of any of the above filings by writing or calling Thomas N. Konatich, Acting Chief Executive Officer and Chief Financial Officer, SIGA Technologies, Inc., 420 Lexington Avenue, Suite 620, New York, New York 10170, (212) 672-9100.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                           FORWARD-LOOKING STATEMENTS

      This prospectus and the other reports we have filed with the SEC, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project", and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of Siga is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, in addition to those risks discussed in "Risk Factors" in this prospectus and in our other public filings, press releases and statements by our management, including (i) the volatile and competitive nature of the biotechnology industry, (ii) changes in domestic and foreign economic and market conditions, and (iii) the effect of federal, state and foreign regulation on our businesses. All forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                          ABOUT SIGA TECHNOLOGIES, INC.

      We are a development stage technology company, whose primary focus is on biopharmaceutical product development. Our focus is on the discovery, development and commercialization of vaccines, antibiotics and novel anti-infectives for serious infectious diseases. Our lead vaccine candidate is for the prevention of group A streptococcal pharyngitis or "strep throat." We are developing a technology for the mucosal delivery of our vaccines which may allow those vaccines to activate the immune system at the mucus lined surfaces of the body - the mouth, the nose, the lungs and the gastrointestinal and urogenital tracts - the sites of entry for most infectious agents. Our anti-infectives programs, aimed at the increasingly serious problem of drug resistance, are designed to block the ability of bacteria to attach to human tissue, the first step in the infection process.

Vaccine Technologies: Mucosal Immunity and Vaccine Delivery

      Using proprietary technology licensed from The Rockefeller University ("Rockefeller"), we are developing certain commensal bacteria ("commensals") as a means to deliver mucosal vaccines. Commensals are harmless bacteria that naturally inhabit the body's surfaces with different commensals inhabiting different surfaces, particularly the mucosal surfaces. Our vaccine candidates utilize genetically engineered commensals to deliver antigens from a variety of pathogens to the mucosal immune system.

      Strep Throat Vaccine Candidate

      We have licensed from Rockefeller a proprietary antigen which is common to most types of group A streptococcus, including types that have been associated with rheumatic fever. When this antigen was orally administered to animals, it was shown to provide protection against multiple types of group A streptococcal infection. Utilizing this antigen, we are developing a mucosal vaccine for strep throat. Pre-clinical research in mice and rabbits has established the ability of this vaccine candidate to colonize and induce both a local and systemic immune response. We are collaborating with the National Institute of Health, or NIH, and the University of Maryland Center for Vaccine Development on the clinical development of this vaccine candidate. In cooperation with the NIH we filed an Investigational New Drug Application with the United States Food and Drug Administration, or FDA, in December 1997. In September 1999 we were awarded a Phase I Small Business Innovation Research Grant from the NIH to help support the research cost of our strep program.

      The first stage of these clinical trials, utilizing the commensal delivery system without the strep throat antigen, were completed at the University of Maryland in 2000. The study showed the commensal delivery system to be well-tolerated and that it spontaneously eradicated or was easily eradicated by conventional antibiotics. A second clinical trial of the commensal delivery system without the strep throat antigen was initiated in 2000 at the University of Maryland.

      Sexually Transmitted Disease Candidates

      We have expressed newly discovered antigens from the pathogens, chlamydia and Neisseria (the causative agent in gonorrhea), in our proprietary mucosal vaccine delivery system.

We have licensed technology from Oregon State University and Washington University in support of our chlamydia and Neisseria programs.

Anti-Infectives

      Our anti-infectives program is targeted principally toward drug-resistant bacteria and hospital-acquired infections.

      Gram-Positive Antibiotic Technology

      Our lead anti-infectives program is based on a novel target for antibiotic therapy. Our scientists have identified an enzyme, a selective protease, utilized by most gram-positive bacteria to anchor certain proteins to the bacterial cell wall. These surface proteins are the means by which certain bacteria recognize, adhere to and colonize specific tissue. Our strategy is to develop protease inhibitors. We are a party to a collaborative research and license agreement with the Wyeth-Ayerst Laboratories Division of American Home Products Corporation to identify and develop protease inhibitors as antibiotics.

      Gram-Negative Antibiotic Technology

      We have entered into a set of technology transfer and related agreements with Med Immune Inc., Astra AB and The Washington University, pursuant to which we acquired rights to certain gram-negative antibiotic targets, products, screens and services developed at Washington University. In February 2000, we ended our collaborative relationship with Washington University on this technology, but still maintain a non-exclusive license to technology acquired through these related agreements. Gram-negative pathogens utilize structures called pili to adhere to target tissue. Inhibition of the assembly of pili should effectively inhibit disease caused by this class of organisms. In July 1999 and August 2000 we were awarded Phase I Small Business Innovation Research grants from the NIH to support our development efforts in this area.

      Our principal executive offices are located at 420 Lexington Avenue, Suite 620, New York, New York 10170. Our telephone number is (212) 672-9100. The information included on our web site is not intended to be a part of this prospectus.

                                  RISK FACTORS

      In this section, we highlight the significant risks associated with our business and operations. Investing in our common stock involves a high degree of risk. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this prospectus, when evaluating an investment in the shares.

      We have incurred operating losses since our inception and expect to incur net losses and negative cash flow for the foreseeable future. We incurred net losses of $6.6 million for the year ended December 31, 1998, $3.6 million for the year ended December 31, 1999, $7.8 million for the year ended December 31, 2000 and $2.5 million for the nine months ended September 30, 2001. As of September 30, 2001, December 31, 2000 and December 31, 1999, our accumulated deficit was $24.9 million and $14.7 million, respectively. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Because our strategy includes acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

      Uncertainty of availability of additional funding and going concern. We will require substantial additional funds to conduct and sponsor research and development activities related to our biopharmaceutical businesses, to conduct pre-clinical and clinical testing, and to market our products. These circumstances raise substantial doubt about our ability to continue as a going concern. Our plans with regard to these matters include continued development of our products as well as seeking additional funding through collaborative arrangements and through public or private financings. There can be no assurance that additional financing will be available, or, if available, that such additional financing will be available on terms acceptable to us.

      We are in various stages of product development and there can be no assurance of successful commercialization. Our research and development programs are at an early stage of development. The FDA has not approved any of our biopharmaceutical product candidates. Any drug candidates developed by us will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. We cannot be sure our approach to drug discovery will be effective or will result in the development of any drug. We cannot expect that any drugs that do result from our research and development efforts will be commercially available for many years.

      We have limited experience in conducting pre-clinical testing and clinical trials. Even if we receive initially positive pre-clinical results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional pre-clinical testing or human clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can:

      o     be safe, non-toxic and effective;

      o     otherwise meet applicable regulatory standards;

      o     receive the necessary regulatory approvals;

      o     develop into commercially viable drugs;

      o     be manufactured or produced economically and on a large scale;

      o     be successfully marketed;

      o     be reimbursed by government or private consumers; or

      o     achieve customer acceptance.

      In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights. Also, third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

      Most of our expected future revenues are contingent upon collaborative and license agreements and we may not achieve sufficient revenues from these agreements to attain profitability. Our ability to generate revenues depends on our ability to enter into additional collaborative and license agreements with third parties and maintain the agreements we currently have in place. We will receive little or no revenues under our agreements if our collaborators' research, development or marketing efforts are unsuccessful, or if our agreements are terminated early. Additionally, if we do not enter into new collaborative agreements, we will not receive future revenues from new sources.

      Our future receipt of revenues from collaborative arrangements will be significantly affected by the amount of time and effort expended by our collaborators, the timing of the identification of useful drug targets and the timing of the discovery and development of drug candidates. Under our existing agreements, we may not earn significant milestone payments until our collaborators have advanced products into clinical testing, which may not occur for many years, if at all.

      We may not find sufficient acquisition candidates to implement our business strategy. As part of our business strategy we expect to enter into additional business combinations and acquisitions. We compete for acquisition candidates with other entities, some of which have greater financial resources than we have. Increased competition for acquisition candidates may make fewer acquisition candidates available to us and may cause acquisitions to be made on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels that are beyond our financial capability or that would adversely affect our results of operations and financial condition. Our ability to make acquisitions will depend in part on the relative attractiveness of shares of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price, our ability to register common stock and capital appreciation prospects of our common stock. If the market price of our common stock were to decline materially over a prolonged period of time, our acquisition program could be materially adversely affected.

      The biopharmaceutical market in which we compete and will compete is highly competitive. The biopharmaceutical industry is characterized by rapid and significant technological change. Our success will depend on our ability to develop and apply our technologies in the design and development of our product candidates and to establish and maintain a market for our product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development, and human resources than us. Competitors may develop products or other technologies that are more effective than any that are being developed by us or may obtain FDA approval for products more rapidly than us. If we commence commercial sales of products, we still must compete in the manufacturing and marketing of such products, areas in which we have no experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution.

      Because we must obtain regulatory clearance to test and market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products. The pharmaceutical industry is subject to stringent regulation by a wide range of authorities in the geographic areas where we intend to develop and commercialize products. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources,

      Before commencing clinical trials in humans, we must submit and receive clearance from the FDA by means of an IND application. Clinical trials are subject to oversight by institutional review boards and the FDA and:

      o must be conducted in conformance with the FDA's good laboratory practice regulations;

      o     must meet requirements for institutional review board oversight;

      o     must meet requirements for informed consent;

      o must meet requirements for good clinical and manufacturing practices;

      o     are subject to continuing FDA oversight;

      o     may require large numbers of test subjects; and

      o may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

      Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. Additionally, we have limited experience in conducting and managing the clinical trials and manufacturing processes necessary to obtain regulatory clearance.

      If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

      Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

      If our technologies or those of our collaborators are alleged or found to infringe the patents or proprietary rights of others, we may be sued or have to license those rights from others on unfavorable terms. Our commercial success will depend significantly on our ability to operate without infringing the patents and proprietary rights of third parties. Our technologies along with our licensors' and our collaborators' technologies may infringe the patents or proprietary rights of others. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject us to significant liabilities, require disputed rights to be licensed from or to other parties or require us, our licensors or our collaborators to cease using a technology necessary to carry out research, development and commercialization.

      Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to us or one of our licensors or collaborators may have a material adverse effect on us. We could incur substantial costs if we are required to defend ourselves in patent suits brought by third parties, if we participate in patent suits brought against or initiated by our licensors or collaborators or if we initiate such suits. We may not have sufficient funds or resources in the event of litigation. Additionally, we may not prevail in any such action.

      Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to us or our collaborators and limit our ability or that of our collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, we, our licensors or our collaborators may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. We, our licensors and/or our collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

      In addition, like many biopharmaceutical companies, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. We or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

      Our ability to compete may decrease if we do not adequately protect our intellectual property rights. Our commercial success will depend in part on our and our collaborators' ability to obtain and maintain patent protection for our proprietary technologies, drug targets and potential products and to effectively preserve our trade secrets. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory clearance processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the type and breadth of claims allowed in these patents.

      We also rely on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, we require our employees, consultants and some collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements may not provide meaningful protection for our trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information, and adequate remedies may not exist in the event of such unauthorized use or disclosure.

      We may have difficulty managing our growth. We expect to continue to experience significant growth in the number of our employees and the scope of our operations. This growth has placed, and may continue to place, a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems and to hire, train and manage our employees.

      We depend on key employees in a competitive market for skilled personnel. We are highly dependent on the principal members of our management, operations and scientific staff. The loss of any of these persons' services would have a material adverse effect on our business. We have entered into employment agreements with several individuals who we consider to be key employees. We do not maintain a key person life insurance policy on the life of any employee.

      Our future success also will depend in part on the continued service of our key scientific, biotech and management personnel and our ability to identify, hire and retain additional personnel, including customer service, marketing and sales staff. We experience intense competition for qualified personnel. We may not be able to continue to attract and retain personnel necessary for the development of our business.

      Our activities involve hazardous materials and may subject us to environmental regulatory liabilities. Our biopharmaceutical research and development involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages, and this liability could exceed our resources.

      We believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material additional capital expenditures for environmental control facilities in the near term. However, we may have to incur significant costs to comply with current or future environmental laws and regulations.

      Sales of shares eligible for future sale could impair our stock price. Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. These factors could also make it more difficult to raise funds through future offerings of common stock.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the shares of common stock offered will be received by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders but we will receive proceeds from the exercise of the warrants held by the selling stockholders.

                              SELLING STOCKHOLDERS

      The table below sets forth information regarding ownership of our common stock by the selling stockholders on November 8, 2001 and the shares of common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. SEC rules require that the number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by such person that are exercisable within 60 days of November 8, 2001. As of November 8, 2001, 10,139,553 shares of common stock were outstanding.

      We have filed with the SEC, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of (i) _______, 2004, (ii) the date when the selling stockholders may sell all of the shares of common stock under Rule 144 without volume or other restrictions or limits, or (iii) the date on which the selling stockholders have sold all of the shares of common stock.

                                              Securities Owned Prior to Offering              Securities Owned After Offering
                                      ----------------------------------------------------    -------------------------------
                                                                              Shares of          Number of
                                       Shares of          Percent of         Common Stock        Shares of        Percent of
Name of Selling Stockholder           Common Stock       Common Stock       Offered Hereby     Common Stock      Common Stock
---------------------------           ------------       ------------       --------------     ------------      ------------
Cranshire Capital, L.P.              625,000 (1)              6.0               625,000              0                --

Gryphon Master Fund LP               300,000 (2)              2.9               300,000              0                --

Jackson Ventures IV, L.P.            150,000 (3)              1.5               150,000              0                --

Langley Partners, LP                 200,000 (4)              2.0               200,000              0                --

--------------------------------------------------------------------------------
*     Less than one percent

      (1) Includes 208,333 shares of common stock issuable upon exercise of warrants.

      (2) Includes 100,000 shares of common stock issuable upon exercise of warrants.

      (3) Includes 50,000 shares of common stock issuable upon exercise of warrants.

      (4) Includes 66,667 shares of common stock issuable upon exercise of warrants.

      The information provided in the table above with respect to the selling stockholders has been obtained from such selling stockholders.

      Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders, have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

      This prospectus covers the sale of shares of common stock from time to time by the selling stockholders named in the table above. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of such exchange;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o     in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

      The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

      o the name of the selling stockholder and of the participating broker-dealer(s);

      o     the number of shares involved;

      o     the price at which such shares were sold;

      o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     other facts material to the transaction.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We have agreed to indemnify certain selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, in connection with the offering of the shares or to contribute to payments which such selling stockholders may be required to make in respect thereof. The selling stockholders may agree to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for Siga by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Siga Technologies, Inc. as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

                                                                     Amount
                                                                     ------

      Securities and Exchange Commission filing fee..............  $     655
      Printing expenses..........................................      2,000
      Legal Fees and Expenses....................................     10,000
      Accounting Fees and Expenses...............................      5,000
      Miscellaneous..............................................        345
                                                                   ---------
          Total..................................................  $  18,000
                                                                   =========

      All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article IX of the Registrant's Certificate of Incorporation and Article VII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

ITEM 16. EXHIBITS

      The following is a list of exhibits filed as part of this registration statement.

            Exhibit
            Number       Description and Method of Filing
            ------       --------------------------------

            5           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

            23.1        Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        (included in the opinion filed as Exhibit 5)

            23.2        Consent of PricewaterhouseCoopers LLP

            24          Power of Attorney (See Page II-4)

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sale; are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Siga Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on November 29, 2001.

                                       Siga Technologies, Inc.


                                       By: /s/ Thomas N. Konatich
                                           -----------------------------------
                                                   Thomas N. Konatich
                                             Acting Chief Executive Officer

      KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Thomas N. Konatich his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                Title of Capacities                 Date

/s/ Thomas N. Konatich   Acting Chief Executive Officer and    November 29, 2001
----------------------       Chief Financial Officer

/s/ Donald G. Drapkin           Chairman of the Board          November 29, 2001
----------------------

/s/ Eric A. Rose, M.D.                Director                 November 29, 2001
----------------------

/s/ Gabriel M. Cerrone                Director                 November 29, 2001
----------------------

/s/ Thomas E. Constance               Director                 November 16, 2001
----------------------

/s/ Mehmet C. Oz, M.D.                Director                 November 18, 2001
----------------------

/s/ Michael Weiner, M.D.              Director                 November 29, 2001
----------------------

                                  EXHIBIT INDEX

            Exhibit
            Number      Description and Method of Filing
            -------     ----------------------------------------------------
            5           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

            23.1        Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        (included in the opinion filed as Exhibit 5)

            23.2        Consent of PricewaterhouseCoopers LLP

            24          Power of Attorney (See Page II-4)